151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Tom Cowhey 860-273-2402 cowheyt@aetna.com

News Release _____________________________________________________________________________________________________

AETNA REPORTS FIRST-QUARTER 2011 RESULTS

•	First-quarter 2011 operating earnings per share (1) were $1.43; compared with the Thomson-First Call mean of $.97
•	Net income per share was $1.50
•	Total medical benefit ratio was 79.2 percent; 81.8 percent excluding prior-period reserve development
•	Medical membership totaled 17.8 million members at March 31, 2011
•	Aetna now projects full-year 2011 operating earnings per share to be $4.20 to $4.30 (2)

HARTFORD, Conn., April 28, 2011 ― Aetna (NYSE: AET) today announced first-quarter 2011 operating earnings (1) of $560.2 million, or $1.43 per share, a per share increase of 46 percent over 2010. The increase in the first quarter operating earnings was largely the result of higher Commercial underwriting margins from favorable development of prior-period health care cost estimates and improved underlying performance, partially offset by lower Commercial Insured membership.  First-quarter results included favorable prior-period reserve development of $.29 per share, primarily from fourth quarter 2010 incurred health care costs.  First-quarter net income per share was $1.50.

First Quarter Financial Results at a Glance

(Millions, except per share results)	2011	2010	Change
Revenue, excluding net realized capital gains (3)	$ 8,348.1	$ 8,544.8	(2)%
Operating earnings	560.2	430.6	30%
Net income	586.0	562.6	4%

Per share results:
Operating earnings	$ 1.43	$ .98	46%
Net income	1.50	1.28	17%

Weighted average common shares - diluted	391.2	439.6

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“We are pleased that the strong momentum we achieved last year continues into 2011,” said Chairman, CEO and President Mark T. Bertolini. “Our core businesses are performing well with disciplined pricing and competitive new product designs.  We are generating excitement in the marketplace about the integrated solutions that Aetna, Medicity and ActiveHealth Management bring to health care providers seeking to create Accountable Care Organizations (ACOs).  We expect the ACO relationship we recently established with Carilion Clinic to be the first in a series of ACO announcements in the coming months.”

“Our financial position, capital structure, and liquidity all continue to be very strong,” said Joseph M. Zubretsky, senior executive vice president and CFO. “The solid performance of our core business continues to generate significant cash flow to fund our investments in profitable growth opportunities, such as the acquisitions of Medicity and Prodigy Health Group.

 “We now project full-year 2011 operating earnings per share of $4.20 to $4.30.”

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:
•
Operating earnings of $555.3 million for the first quarter of 2011, compared with $460.1 million for the corresponding period in 2010.  The increase in operating earnings was primarily due to higher Commercial underwriting margins from favorable development of prior-period health care cost estimates and improved underlying performance, partially offset by lower Commercial Insured membership in 2011.  Operating earnings included approximately $112 million and $93 million after tax of favorable prior-period reserve development in the first quarter of 2011 and 2010, respectively.

•
Total revenue for the first quarter of 2011 was $7.7 billion compared with $7.9 billion for the first quarter of 2010.  The decrease was primarily attributable to lower Commercial Insured membership in 2011, as well as a decline from changes in the customer market, product and geographic mix of business, partially offset by premium rate increases.

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•	Medical benefit ratios ("MBRs") for first quarter 2011 and 2010 were as follows:

	2011	2010
Commercial	77.0%	81.1%
Medicare	85.1%	87.0%
Medicaid	88.5%	85.9%
Total	79.2%	82.5%

➢
Excluding prior-period reserve development, the Commercial MBR was 79.8 percent and 82.9 percent for the first quarter of 2011 and 2010, respectively.  Commercial medical costs include favorable development of prior-period health care cost estimates of approximately $143 million and $92 million in the first quarter of 2011 and 2010, respectively.  The 2011 development was primarily caused by 2010 medical cost trend emerging favorably due to lower than projected utilization.

➢
Excluding prior-period reserve development, the Medicare MBR was 86.8 percent and 89.5 percent for the first quarter of 2011 and 2010, respectively.  Medicare medical costs include favorable development of prior-period health care cost estimates of approximately $25 million and $38 million in the first quarter of 2011 and 2010, respectively.

➢	Medicaid medical costs include favorable development of prior-period health care cost estimates of approximately $6 million and $13 million in the first quarter of 2011 and 2010, respectively.
•
Sequentially, first-quarter 2011 medical membership decreased by 674,000 to 17.794 million; pharmacy benefit management services membership decreased by 852,000 to 8.565 million; and dental membership decreased by 258,000 to 13.489 million.

•	Net income was $577.2 million for the first quarter of 2011, compared with $561.9 million for the first quarter of 2010.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
•
Operating earnings of $42.9 million for the first quarter of 2011, compared with operating earnings of $28.5 million for the first quarter of 2010. The increase was primarily the result of higher disability underwriting margins and higher net investment income in 2011.

•	Net income of $47.1 million for the first quarter of 2011, compared with $53.4 million for the first quarter of 2010.

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•
Revenues (3) for the first quarter of 2011 were $504.4 million, compared with $529.9 million for the first quarter of 2010.  First quarter total revenue, which includes net realized capital gains, was $510.9 million in 2011 and $556.1 million in 2010.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:
•
Operating earnings of $5.8 million for the first quarter of 2011, compared with $9.7 million for the first quarter of 2010.  The decrease is due primarily to lower net investment income and is consistent with the run-off nature of the segment.

•	Net income of $5.5 million for the first quarter of 2011, compared with net income of $15.0 million for the first quarter of 2010.

Total company results
•
Revenues (3) were $8.3 billion for the first quarter of 2011 compared with $8.5 billion for the first quarter of 2010.  This decrease was primarily the result of a decline in Health Care premium revenue primarily caused by lower Commercial Insured membership in 2011, as well as a decline from changes in the customer market, product and geographic mix of business, partially offset by premium rate increases.  Including net realized capital gains, revenues were $8.4 billion and $8.6 billion for the first quarter of 2011 and 2010, respectively.

•
Total Operating Expenses (1) were $1.6 billion for the first quarter of 2011, $23.7 million lower than the first quarter of 2010.  This decrease reflects the impact of lower Commercial membership and productivity and other improvements, partially offset by information technology spending related to the implementation of ICD-10 and Health Care Reform provisions and the inclusion of Medicity’s expenses.  The operating expense ratio (4) was 18.7 percent for the first quarter of 2011 and 18.6 percent for the first quarter of 2010.  Including net realized capital gains and litigation-related insurance proceeds received in 2010, these percentages were 18.6 percent and 17.6 percent for the first quarters of 2011 and 2010, respectively.

•	Corporate Financing Interest Expense was $43.0 million and $39.6 million after tax for the first quarters of 2011 and 2010, respectively.

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•	Net Income was $586.0 million for the first quarter of 2011 compared with $562.6 million for the first quarter of 2010.
•
Pre-tax Operating Margin (5) was 11.4 percent for the first quarter of 2011 compared with 8.7 percent for the first quarter of 2010.  For the first quarter of 2011, the after-tax net income margin was 7.0 percent compared with 6.5 percent for 2010.

•	Share Repurchases totaled 6.7 million shares at a cost of $250 million in the first quarter of 2011.

Aetna’s conference call to discuss first quarter 2011 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.

The conference call also can be accessed by dialing 800-500-0920 or 719-457-2657 for international callers. The company suggests participants dial in approximately 10 minutes before the call. The access code is 1857627. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 1857627. Telephone replays will be available from 11 a.m. ET on April 28, 2011 until 11 p.m. ET on May 12, 2011.

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About Aetna

Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 33.8 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com.  To learn more about Aetna’s innovative online tools, visit www.aetnatools.com.

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Consolidated Statements of Income

	For the Three Months
	Ended March 31,
(Millions)	2011	2010
Revenue:
Health care premiums	$ 6,750.6	$ 6,895.1
Other premiums	445.3	474.7
Fees and other revenue	899.6	899.8
Net investment income	252.6	275.2
Net realized capital gains	39.7	76.7
Total revenue	8,387.8	8,621.5

Benefits and expenses:
Health care costs	5,348.0	5,691.0
Current and future benefits	485.5	527.0
Operating expenses:
Selling expenses	290.7	321.5
General and administrative expenses	1,272.8	1,195.7
Total operating expenses	1,563.5	1,517.2
Interest expense	66.1	60.9
Amortization of other acquired intangible assets	26.3	24.4
Total benefits and expenses	7,489.4	7,820.5

Income before income taxes	898.4	801.0
Income taxes	312.4	238.4
Net income	$ 586.0	$ 562.6

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Summary of Results

	For the Three Months
	Ended March 31,
(Millions)	2011	2010
Operating earnings	$ 560.2	$ 430.6
Litigation-related insurance proceeds	-	45.5
Net realized capital gains	25.8	86.5
Net income (GAAP measure)	$ 586.0	$ 562.6

Weighted average common shares - basic	383.5	431.4

Weighted average common shares - diluted	391.2	439.6

Per Common Share
Operating earnings	$ 1.43	$ .98
Litigation-related insurance proceeds	-	.10
Net realized capital gains	.07	.20
Net income (GAAP measure)	$ 1.50	$ 1.28

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Segment Information (6)

	For the Three Months
	Ended March 31,
(Millions)	2011	2010
Health Care:
Revenue, excluding net realized capital gains	$ 7,709.7	$ 7,873.2
Net realized capital gains	33.7	45.4
Total revenue (GAAP measure)	$ 7,743.4	$ 7,918.6

Commercial Medical Benefit Ratio:
Premiums	$ 5,013.6	$ 5,143.4
Health care costs (GAAP measure)	$ 3,859.4	$ 4,169.4
Favorable development of prior-period health care cost estimates	142.7	92.5
Health care costs, excluding prior-period development	$ 4,002.1	$ 4,261.9

Commercial MBR (GAAP measure)	77.0%	81.1%
Commercial MBR, excluding prior-period reserve development	79.8%	82.9%

Medicare Medical Benefit Ratio:
Premiums	$ 1,408.8	$ 1,519.3
Health care costs (GAAP measure)	$ 1,198.3	$ 1,322.0
Favorable development of prior-period health care cost estimates	24.5	38.3
Health care costs, excluding prior-period development	$ 1,222.8	$ 1,360.3

Medicare MBR (GAAP measure)	85.1%	87.0%
Medicare MBR, excluding prior-period reserve development	86.8%	89.5%

Total Medical Benefit Ratio:
Premiums	$ 6,750.6	$ 6,895.1
Health care costs (GAAP measure)	$ 5,348.0	$ 5,691.0
Favorable development of prior-period health care cost estimates	173.5	143.4
Health care costs, excluding prior-period development	$ 5,521.5	$ 5,834.4

Total MBR (GAAP measure)	79.2%	82.5%
Total MBR, excluding prior-period reserve development	81.8%	84.6%

Operating earnings	$ 555.3	$ 460.1
Litigation-related insurance proceeds	-	45.5
Net realized capital gains	21.9	56.3
Net income (GAAP measure)	$ 577.2	$ 561.9

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Segment Information continued (6)

	For the Three Months
	Ended March 31,
(Millions)	2011	2010

Group Insurance:
Revenue, excluding net realized capital gains	$ 504.4	$ 529.9
Net realized capital gains	6.5	26.2
Total revenue (GAAP measure)	$ 510.9	$ 556.1

Operating earnings	$ 42.9	$ 28.5
Net realized capital gains	4.2	24.9
Net income (GAAP measure)	$ 47.1	$ 53.4

Large Case Pensions:
Revenue, excluding net realized capital (losses) gains	$ 134.0	$ 141.7
Net realized capital (losses) gains	(.5)	5.1
Total revenue (GAAP measure)	$ 133.5	$ 146.8

Operating earnings	$ 5.8	$ 9.7
Net realized capital (losses) gains	(.3)	5.3
Net income (GAAP measure)	$ 5.5	$ 15.0

Total Company:
Revenue, excluding net realized capital gains (A)	$ 8,348.1	$ 8,544.8
Net realized capital gains	39.7	76.7
Total revenue (GAAP measure) (B)	$ 8,387.8	$ 8,621.5

Business segment operating expenses (C)	$ 1,562.3	$ 1,543.9
Corporate Financing segment operating expenses (7)	1.2	43.3
Operating expenses, including Corporate Financing segment (D)	1,563.5	1,587.2
Litigation-related insurance proceeds	-	(70.0)
Total operating expenses (GAAP measure) (E)	$ 1,563.5	$ 1,517.2

Operating Expenses Ratios:
Business segment operating expense ratio (C)/(A)	18.7%	18.1%
Operating expense ratio (D)/(A)	18.7%	18.6%
Total operating expense ratio (E)/(B) (GAAP measure)	18.6%	17.6%

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Membership

	March 31,	December 31,	March 31,
(Thousands)	2011	2010	2010
Medical Membership:
Commercial	16,175	16,824	17,176
Medicare	407	445	451
Medicaid	1,212	1,199	1,061
Total Medical Membership	17,794	18,468	18,688

Consumer-Directed Health Plans (8)	2,412	2,184	2,206

Dental Membership:
Commercial	11,881	12,137	12,381
Medicare & Medicaid	626	639	572
Network Access (9)	982	971	1,000
Total Dental Membership	13,489	13,747	13,953

Pharmacy Benefit Management Membership:
Commercial	7,901	8,555	8,923
Medicare PDP (stand-alone)	447	608	601
Medicare Advantage PDP	190	227	233
Medicaid	27	27	30
Total Pharmacy Benefit Management Services	8,565	9,417	9,787

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Operating Margins

	For the Three Months
	Ended March 31,
(Millions)	2011	2010
Reconciliation to Income Before Income Taxes:
Operating earnings before income taxes, excluding interest
expense and amortization of other acquired intangible assets (A)	$ 951.1	$ 739.6
Interest expense	(66.1)	(60.9)
Amortization of other acquired intangible assets	(26.3)	(24.4)
Litigation-related insurance proceeds	-	70.0
Net realized capital gains	39.7	76.7
Income before income taxes (GAAP measure)	$ 898.4	$ 801.0

Reconciliation to Net Income:
Operating earnings, excluding interest expense and
amortization of other acquired intangible assets, net of tax	$ 620.3	$ 486.1
Interest expense, net of tax	(43.0)	(39.6)
Amortization of other acquired intangible assets, net of tax	(17.1)	(15.9)
Litigation-related insurance proceeds, net of tax	-	45.5
Net realized capital gains, net of tax	25.8	86.5
Net income (GAAP measure) (B)	$ 586.0	$ 562.6

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (C)	$ 8,348.1	$ 8,544.8
Net realized capital gains	39.7	76.7
Total revenue (GAAP measure) (D)	$ 8,387.8	$ 8,621.5

Operating and Net Income Margins:
Pretax operating margin (A)/(C)	11.4%	8.7%
After-tax net income margin (B)/(D) (GAAP measure)	7.0%	6.5%

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(1) Operating earnings and operating earnings per share exclude net realized capital gains and losses and other items, if any, from net income.  Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna’s underlying business performance from period to period.  Management uses operating earnings to assess business performance and to make decisions regarding Aetna’s operations and allocation of resources among Aetna’s businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

The following items are excluded from operating earnings because we believe they neither relate to the ordinary course of our business nor reflect our underlying business performance:
➢
Following a Pennsylvania Supreme Court ruling in June 2009, we received $45.5 million ($70.0 million pretax) in April 2010 from one of our liability insurers related to certain litigation we settled in 2003, which we recognized in the first quarter of 2010.

➢
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities.  However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna’s business operations.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 8 through 10 and 12 of this press release.

(2) Projected operating earnings per share exclude any future net realized capital gains and losses and other items, if any, from net income.  Aetna is not able to project the amount of future net realized capital gains and losses and therefore cannot reconcile projected operating earnings to projected net income in any period.  Projected operating earnings per share for the full year 2011 reflect approximately 384 million weighted average diluted shares.

(3) Revenue excludes net realized capital gains and losses as noted in (1) above.  Refer to tables on pages 9, 10 and 12 of this press release for a reconciliation of revenue excluding net realized capital gains and losses to revenue calculated under GAAP.

(4) The operating expense ratio excludes net realized capital gains and losses and other items, if any.  For a reconciliation of this metric to the comparable GAAP measure refer to page 10 of this press release.

(5) In order to provide useful information regarding Aetna’s profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna’s pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess Aetna’s performance, including performance versus competitors.

(6) Revenue and operating expense information is presented before income taxes.  Operating earnings is presented net of income taxes.

(7) Our Corporate Financing segment is not a business segment. It is added to our business segments to reconcile to our consolidated results. The Corporate Financing segment includes interest expense on our outstanding debt and the financing components of our pension and other postretirement benefit plan expenses.

(8) Represents members in consumer-directed health plans included in Aetna’s Commercial medical membership.

(9) Represents members in products that allow these members access to Aetna’s dental provider network for a nominal fee.

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CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share and weighted average diluted shares. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, particularly the implementation of health care reform legislation and changes in Aetna’s future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will significantly impact our business operations and financial results, including our medical benefit ratios.  Components of the legislation will be phased in over the next seven years, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform.  Many significant parts of the legislation, including medical loss ratios, require further guidance and clarification both at the federal level and in the form of regulations and actions by state legislatures to implement the law.  As a result, many of the impacts of health care reform will not be known for the next several years.  Other important risk factors include adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of or rate of increase in the unemployment rate); adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform, changes in health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); our ability to differentiate our products and solutions from those offered by our competitors, and demonstrate that our products lead to access to better quality of care by our members; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of the H1N1 or other flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated; adverse changes in size, product mix or medical cost experience of membership; our ability to diversify our sources of revenue and earnings; adverse program, pricing or funding actions by federal or state government payors; the ability to successfully implement our agreement with CVS Caremark Corporation on a timely basis and in a cost-efficient manner and to achieve projected operating efficiencies for the agreement; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the success of our health information technology initiatives; the ability to successfully integrate our businesses (including Medicity and other acquired businesses) and implement multiple strategic and operational initiatives simultaneously; managing executive succession and key talent retention, recruitment and development; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the outcome of various litigation and regulatory matters, including the sanctions imposed on us by CMS, the CMS risk adjustment audits of certain of our Medicare contracts, guaranty fund assessments and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers; reputational issues arising from data security breaches or other means; the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to maintain our relationships with third party brokers, consultants and agents who sell our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; and a downgrade in our financial ratings. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2010 Annual Report on Form 10-K on file with the Securities and Exchange Commission (the “SEC”).  You also should read Aetna’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, when filed with the SEC for a discussion of Aetna’s historical results of operations and financial condition.